UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 19, 2019

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	ON	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 19, 2019, ON Semiconductor Corporation (the “Company”) entered into the Seventh Amendment (the “Seventh Amendment”) to the Credit Agreement, dated as of April 15, 2016, as amended by the First Amendment, dated as of September 30, 2016, the Second Amendment, dated as of March 31, 2017, the Third Amendment, dated as of November 30, 2017, the Fourth Amendment, dated as of May 31, 2018, the Fifth Amendment (the “Fifth Amendment”), dated as of June 12, 2019, and the Sixth Amendment, dated as of August 15, 2019 (which increased amounts that may be borrowed under the Company’s revolving credit facility (the “Revolving Credit Facility”) by $70.0 million to $1.97 billion) (as amended, the “Credit Agreement”), with the subsidiary guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the 2019 New Replacement Term B-4 Loan Lenders (as defined in the Credit Agreement), the 2019 Converting Replacement Term B-4 Loan Lenders (as defined in the Credit Agreement), the 2019 Incremental Term B-4 Loan Lenders (as defined in the Credit Agreement), each Revolving Lender (as defined in the Credit Agreement) party thereto in its capacity as such, certain Lenders (as defined in the Credit Agreement) party thereto constituting the Required Lenders (as defined in the Credit Agreement), the joint lead arrangers and joint bookrunners party thereto and the co-managers party thereto.

The Seventh Amendment provides for, among other things, modifications to the Credit Agreement to (i) increase the amount that may be borrowed pursuant to the Company’s term loan “B” facility (the “Term Loan “B” Facility”) by approximately $500.5 million, up to an aggregate principal amount of $1.635 billion; (ii) extend the maturity date of borrowings under the Term Loan “B” Facility to September 19, 2026; (iii) for any interest period ending after the date of the Seventh Amendment, increase the interest rate for borrowings under the Term Loan “B” Facility to (a) with respect to eurocurrency loans, a base rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) plus an applicable margin of 2.00% and (b) with respect to alternate base rate loans, a base rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement) plus an applicable margin equal to 1.00%; and (iv) make certain amendments providing for the determination of an alternate interest rate to the Adjusted LIBO Rate and/or the LIBO Rate (as defined in the Credit Agreement) in the event of certain circumstances that result in the inability to adequately and reasonably determine such rates or such rates no longer adequately and fairly reflecting the cost of the applicable loans. In addition, pursuant to the Fifth Amendment, as a result of the extension described in (ii) above, the maturity date of borrowings under the Revolving Credit Facility has been extended to June 12, 2024.

Certain of the lenders under the Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Seventh Amendment is not complete and is qualified in its entirety by reference to the full text of the Seventh Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Seventh Amendment to Credit Agreement, dated as of September 19, 2019, by and among ON Semiconductor Corporation, as borrower, the subsidiary guarantors party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the 2019 New Replacement Term B-4 Loan Lenders, the 2019 Converting Replacement Term B-4 Loan Lenders, the 2019 Incremental Term B-4 Loan Lenders, each Revolving Lender party thereto in its capacity as such, certain Lenders party thereto constituting the Required Lenders, the joint lead arrangers and joint bookrunners party thereto and the co-managers party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: September 19, 2019	By:	/s/ Bernard Gutmann
Bernard Gutmann
Executive Vice President, Chief Financial Officer, and Treasurer